                                                                                                                                                                                                                                                                                                                                                Contact:        Carl D. Mautz
Chief Financial Officer
Watson Wyatt
(202) 715-7056

Investor Relations:
Jody Burfening
Media Contact:
Chenoa Taitt
Lippert Heilshorn & Associates, Inc.
(212) 838-3777

WATSON WYATT & COMPANY HOLDINGS REPORTS FOURTH QUARTER

AND FISCAL 2004 RESULTS

Benefits group revenue up 6% quarter over quarter

WASHINGTON DC, August 12, 2004 — Watson Wyatt & Company Holdings (NYSE: WW), a leading international human capital consulting firm, today announced financial results for the fourth quarter and fiscal year 2004, which ended June 30, 2004.

Revenues were $180.0 million for the quarter, up 1% from $178.4 million for the fourth quarter of fiscal 2003.  Fourth-quarter income from continuing operations was $12.7 million, or flat as compared to the fourth quarter of fiscal 2003.  Fourth-quarter results for fiscal 2004 include a charge of $3.2 million, or approximately $0.06 per fully diluted share after tax, related to a lease termination.  Earnings per diluted share were $0.39 for the fourth quarter, up slightly from prior-year fourth-quarter earnings per share of $0.38.

For the fiscal year, revenues were $702.0 million, compared to prior-year revenues of $709.6 million.  Income from continuing operations for the year was $49.9 million, or $1.50 per diluted share, down slightly from prior-year income from operations of $50.4 million, or $1.51 per diluted share.

“We achieved solid results in the quarter, ending fiscal 2004 on a positive note.  Our strong back-half results were led by our benefits group, and we are seeing improvements in our technology and human capital practices,” said John Haley, president and chief executive officer. “We are well-positioned to continue this growth trend in fiscal 2005, as our newer service offerings continue to gain traction in the marketplace and as we stay sharply focused on target market penetration, client retention and thought leadership.”

As of June 30, 2004, the company had cash and cash equivalents of $156.9 million and no debt outstanding.  For the fiscal year, the company increased cash and cash equivalents by $12.6 million, after using approximately $21.0 million to complete a share repurchase and making a $10 million contribution to the company’s U.S. qualified pension plan.

Fourth Quarter and Fiscal Year 2004 Operating Highlights

•                  Revenues for the benefits group (representing 63% of fourth-quarter revenues) grew 6% to  $113.2 million in the quarter, compared to $106.6 million in the prior-year fourth quarter.  For fiscal 2004, revenues were up 4% to $425.5 million from $407.7 million in fiscal 2003.  The benefits group growth for the year came largely from new actuarial client wins in the retirement practice as well as growth in the health care and investment consulting areas.

•                  Technology solutions group revenues (representing 8% of fourth-quarter revenues) were $14.7 million, compared to prior-year fourth-quarter revenues of $19.1 million.   Fourth-quarter revenues exclude approximately $2.7 million of consulting time spent customizing administration systems.  Related revenues will be recognized as these systems go into service.  In addition, some projects scheduled to begin in the fourth quarter were delayed, resulting in lower-than-expected revenues.  For the year, revenues were $77.1 million, down from $94.4 million in fiscal 2003, reflecting delays in client IT spending, particularly in the first half of fiscal 2004.

•                  Human capital group revenues (representing 6% of total revenues for the quarter) were $11.4 million in the fourth quarter, increasing slightly over the prior-year fourth-quarter revenues of $11.1 million.   For the year, revenues of $44.9 million were down 3% from fiscal 2003 revenues of $46.5 million.  Although the company had significant success growing its executive compensation business, consulting services for organization effectiveness and talent management remained weak throughout the fiscal year.

•                  International segment revenues (representing 13% of total fourth-quarter revenues) were $22.7 million, up 12% over the prior-year fourth quarter, or 4% in terms of local currencies.  Growth for the quarter was strong in Brazil, the Philippines and China.  For the fiscal year, revenues were $83.1 million, up 9% over prior-year results, or 1% in terms of local currencies.

Outlook for Fiscal Year 2005

For the first quarter of fiscal year 2005, the firm expects revenue to be 2% to 4% higher than for the first quarter of fiscal 2004, largely due to growth in the retirement and health care consulting practices.  Expenses are expected to increase over the prior year, due to significant increases in business insurance premiums and fees for compliance with the Sarbanes Oxley Act of 2002 and related SEC rules. The company expects fully diluted earnings per share to be in the range of $0.38 to $0.40 for the first quarter of fiscal year 2005.

For the fiscal year 2005, revenues are expected to grow 3% to 5%, largely due to growth in the benefits practice.  Based on current trends, the company anticipates that it will continue to win new retirement clients and health care projects.  Operating expenses are expected to increase due to higher insurance premiums, additional professional fees related to required efforts associated with Sarbanes-Oxley and slightly higher compensation expenses for existing employees.  Fully diluted earnings per share are expected to be in the range of $1.63 to $1.65.

Conference Call

The company will host a live webcast and conference call to discuss the financial results for the fourth quarter and fiscal year 2004.  It will be held on Thursday, August 12, 2004, beginning at 9:00 a.m. Eastern Time, and can be accessed via the Internet.  A replay of the webcast will be available two hours after the live call for a period of one year.  To access the live webcast or replay, visit www.watsonwyatt.com/investors/confcall.asp.

Watson Wyatt is an international human capital consulting firm that provides services in the areas of employee benefits, human capital strategies and related technology solutions.  The firm is headquartered in Washington, D.C., and has 3,925 associates in 61 offices in the Americas and Asia-Pacific.  Together with Watson Wyatt LLP, a leading Europe-based consulting partnership, the firm operates globally as Watson Wyatt Worldwide.  Watson Wyatt Worldwide has more than 6,000 associates in 88 offices in 30 countries.

Statements in this press release regarding projections and expectations of future earnings, revenues, operations, business trends and other such items are forward-looking statements, including, but not limited to the section entitled “Outlook for Fiscal Year 2005.”  A number of risks and uncertainties exist which could cause actual results to differ materially from the results reflected in these forward-looking statements.  Such factors include but are not limited to our continued ability to recruit and retain qualified associates; outcomes of litigation; the ability of the company to obtain professional liability insurance; a significant decrease in the demand for the consulting services we offer as a result of changing economic conditions or other factors; actions by competitors offering human resources consulting services; regulatory, legislative and technological developments that may affect the demand for or costs of our services and other factors discussed under “Risk factors” in the company’s Annual Report on Form 10-K dated September 23, 2003, which is on file with the Securities and Exchange Commission.  These statements are based on assumptions that may not come true.  All forward-looking disclosure is speculative by its nature.  The Company undertakes no obligation to update any of the forward-looking information included in this report, whether as a result of new information, future events, changed expectations or otherwise.

(Tables Follow)

WATSON WYATT & COMPANY HOLDINGS

Consolidated Statements of Operations

(Thousands of U.S. Dollars, Except Per Share Data)

	Three Months Ended June 30,		Year Ended June 30,
	2004	2003	2004	2003

Revenue	$180,014	$178,438	$702,005	$709,616

Costs of providing services:
Salaries and employee benefits	97,097	101,339	396,775	401,274
Professional and subcontracted services	15,842	11,932	49,159	47,356
Occupancy, communications and other	27,598	26,816	105,459	106,224
General and administrative expenses	17,771	14,390	63,631	57,285
Depreciation and amortization	4,373	4,422	18,511	19,621
	162,681	158,899	633,535	631,760

Income from operations	17,333	19,539	68,470	77,856

Income from affiliates	2,010	1,558	7,109	5,787
Interest income, net	339	374	743	991
Other non-operating income	25	120	6,222	761

Income from continuing operations before income taxes	19,707	21,591	82,544	85,395
Provision for income taxes	7,043	8,859	32,605	35,015

Income from continuing operations	12,664	12,732	49,939	50,380

Discontinued operations:

Adjustment to reduce estimated loss on disposal of discontinued operations less applicable income tax expense for the three and twelve months ended June 30, 2004 and 2003	—	12	592	6,764

Sublease income from discontinued operations, less applicable income tax expense for the three and twelve months ended June 30, 2004	15	22	62	22

Net income	$12,679	$12,766	$50,593	$57,166

Basic earnings per share:
Income from continuing operations	$0.39	$0.39	$1.52	$1.52
Income from discontinued operations	—	—	0.02	0.21
Net income	$0.39	$0.39	$1.54	$1.73

Diluted earnings per share:
Income from continuing operations	$0.39	$0.38	$1.50	$1.51
Income from discontinued operations	—	—	0.02	0.21
Net income	$0.39	$0.38	$1.52	$1.72

Weighted average shares of common stock, basic (000)	32,273	32,982	32,866	32,962
Weighted average shares of common stock, diluted (000)	32,586	33,290	33,207	33,287

WATSON WYATT & COMPANY HOLDINGS

Supplemental Segment Data

(Thousands of U.S. Dollars)

	Three Months Ended June 30,		Year Ended June 30,
	2004	2003	2004	2003
Revenue (net of reimbursable expenses)
Benefits Group	$113,152	$106,604	$425,477	$407,676
Technology Solutions Group	14,716	19,071	77,114	94,367
Human Capital Group	11,445	11,074	44,872	46,476
International	22,709	20,268	83,129	76,435
Other	9,583	11,164	41,780	47,723
Total segment revenue	171,605	168,181	672,372	672,677
Reimbursable expenses and other	8,409	10,257	29,633	36,939
Consolidated revenue	$180,014	$178,438	$702,005	$709,616

Net operating income
Benefits Group	$26,255	$28,706	$91,559	$99,390
Technology Solutions Group	(43)	(79)	8,141	12,652
Human Capital Group	1,103	147	5,076	1,223
International	2,853	1,672	3,319	3,843
Other	218	(147)	533	1,402
Total segment net operating income	30,386	30,299	108,628	118,510
Discretionary compensation	(9,700)	(8,305)	(38,870)	(36,026)
Other income (expense), net	(979)	(403)	12,786	2,911

Income before income taxes	$19,707	$21,591	$82,544	$85,395

	June 30,
	2004	2003
Associates (fiscal year end full-time equivalents)
Benefits Group	1,685	1,665
Technology Solutions Group	320	390
Human Capital Group	155	180
International	950	990
Other	585	670
Total segment associates	3,695	3,895
Corporate	230	230
Total	3,925	4,125

WATSON WYATT & COMPANY HOLDINGS

Consolidated Balance Sheets

(Thousands of U.S. Dollars, Except Per Share Data)

	June 30,	June 30,
	2004	2003
Assets
Cash and cash equivalents	$156,940	$144,374
Receivables from clients:
Billed, net of allowances of $1,241 and $862	86,726	78,373
Unbilled, net of allowances of $456 and $419	63,108	60,549
	149,834	138,922

Deferred income taxes	15,052	3,885
Other current assets	11,388	11,448
Total current assets	333,214	298,629

Investment in affiliates	30,235	26,431
Fixed assets, net	65,438	60,716
Deferred income taxes	55,240	101,214
Goodwill and intangible assets	20,909	20,878
Other assets	7,132	6,594

Total Assets	$512,168	$514,462

Liabilities

Accounts payable and accrued liabilities	$113,233	$114,013
Income taxes payable	12,526	15,308
Total current liabilities	125,759	129,321

Accrued retirement benefits	97,984	195,705
Deferred rent and accrued lease losses	10,199	4,608
Deferred income taxes	628	—
Other noncurrent liabilities	32,414	33,091

Total Liabilities	266,984	362,725

Commitments and contingencies

Stockholders’ Equity
Preferred Stock — No par value: 1,000,000 shares authorized; none issued and outstanding	—	—
Class A Common Stock — $.01 par value: 69,000,000 shares authorized; 33,372,880 and 33,087,880 issued and 32,317,156 and 32,943,156 outstanding	334	331
Additional paid-in capital	149,508	145,922
Treasury stock, at cost — 1,055,724 and 144,724 shares	(26,149)	(2,956)
Retained earnings	125,669	77,517
Accumulated other comprehensive loss	(4,178)	(69,077)
Total Stockholders’ Equity	245,184	151,737

Total Liabilities and Stockholders’ Equity	$512,168	$514,462

WATSON WYATT & COMPANY HOLDINGS

Consolidated Statements of Cash Flows

(Thousands of U.S. Dollars)

	Year ended June 30,
	2004	2003
Cash flows from operating activities:
Net income	$50,593	$57,166
Adjustments to reconcile net income to net cash from operating activities:
Other non-operating gain related to PCIC	(5,600)	—
Income from discontinued operations, net of income tax expense	(592)	(6,786)
Provision for doubtful receivables from clients	5,612	7,859
Depreciation	18,196	19,205
Amortization of intangible assets	315	416
Provision for (benefit from) deferred income taxes	(7,457)	2,994
Income from affiliates	(7,109)	(5,787)
Distributions from affiliates	5,521	4,831
Other, net	508	(595)
Changes in operating assets and liabilities (net of discontinued operations)
Receivables from clients	(16,524)	4,831
Other current assets	377	5,594
Other assets	(538)	1,639
Accounts payable and accrued liabilities	7,359	(14,982)
Income taxes payable	(3,190)	(3,968)
Accrued retirement benefits	6,025	(1,855)
Deferred rent and accrued lease losses	5,591	948
Other noncurrent liabilities	405	3,201
Net cash from operating activities	59,492	74,711

Cash flows used in investing activities:
Purchases of fixed assets	(23,629)	(17,505)
Proceeds from sale of fixed assets	157	40
Proceeds from divestitures	622	1,281
Acquisitions and contingent consideration payments	(321)	(2,310)
Investment in affiliates	—	(3,661)
Net cash used in investing activities	(23,171)	(22,155)

Cash flows used in financing activities:
Issuances of common stock — exercise of options	2,142	714
Issuances of common stock — employee stock purchase plan	6,789	6,408
Offering costs on repurchases of common stock	(728)	—
Repurchases of common stock	(33,139)	(13,824)
Net cash used in financing activities	(24,936)	(6,702)

Effect of exchange rates on cash	1,181	2,546

Increase in cash and cash equivalents	12,566	48,400

Cash and cash equivalents at beginning of year	144,374	95,974

Cash and cash equivalents at end of year	$156,940	$144,374